[EXHIBIT 16.1]









May 3, 2002



Securities and Exchange Commission
Washington, DC  20549

RE:	Raike Financial Group, Inc.
	(SEC File No. 000-32997)

Ladies and Gentlemen:

We were previously principal accountants for Raike Financial Group, Inc. and, under the date of January 1, 2002, we reported on the financial statements of Raike Financial Group, Inc. as of December 31, 2000 and 1999 and for the years then ended. On January 22, 2002, our appointment as principal accountants was terminated. We have read Raike Financial Group, Inc.'s statements included under item 4 of its Form 8-K dated May 3, 2002, and we agree with such statements.

                                       Very truly yours,

                                       DAVIS AUDITING & ACCOUNTING


                                       /s/ Davis Auditing & Accounting